Exhibit 5.1

650 Page Mill Road
Palo Alto, CA 94304-1050
PHONE 650.493.9300
FAX 650.493.6811
www.wsgr.com

January 22, 2007

HemoSense, Inc.

651 River Oaks Parkway

San Jose, California 95134

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about January 22, 2007 (the “Registration Statement”) in connection with the registration for resale under the Securities Act of 1933, as amended, of up to 1,772,151 shares of your common stock (the “Shares”). As your legal counsel, we have examined the proceedings taken by you in connection with the issuance and sale of the Shares and such other documents, certificates and records that we have deemed necessary or appropriate for the basis of the opinions hereinafter expressed.

It is our opinion that the Shares have been legally and validly issued and are fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati